                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          CONVERGENT GROUP CORPORATION
                                       AT
                              $8.00 NET PER SHARE
                                       BY
                        CONVERGENT ACQUISITION SUB, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                         CONVERGENT HOLDING CORPORATION
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                      SCHLUMBERGER TECHNOLOGY CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
          ON MONDAY, NOVEMBER 27, 2000, UNLESS THE OFFER IS EXTENDED.

                                October 27, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by Convergent Acquisition Sub, Inc., a wholly owned subsidiary ("Purchaser") of Convergent Holding Corporation ("Parent"), a wholly owned subsidiary of Schlumberger Technology Corporation ("STC"), to act as the Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock of Convergent Group Corporation ("Convergent") at a price of $8.00 per share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated October 27, 2000, and the related Letter of Transmittal.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

    PURCHASER IS NOT OBLIGATED TO PURCHASE ANY TENDERED SHARES UNLESS, AFTER THE PURCHASE OF TENDERED SHARES, PURCHASER WOULD OWN A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS.

    Enclosed for your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, are copies of the following documents:

        1. Offer to Purchase, dated October 27, 2000;

        2. Letter of Transmittal for your use in accepting the offer and tendering shares and for the information of your clients;

        3. Notice of Guaranteed Delivery to be used to accept the offer if the shares and all other required documents are not immediately available or cannot be delivered to Citibank, N.A. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

        4. A letter to stockholders of Convergent from Glenn E. Montgomery, Jr., Chief Executive Officer of Convergent, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Convergent;

        5. A letter which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the offer;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 27, 2000, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of (1) certificates evidencing the shares (or a confirmation of a book-entry transfer of the shares into the Depositary's account at the Depositary Trust Company), (2) a Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) any other required documents.

    If holders of shares wish to tender, but cannot deliver their certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the offer, a tender of shares may be effected by following the guaranteed delivery procedure described in "The Tender Offer--Procedures for Accepting Our Offer and Tendering Shares" of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of shares pursuant to the offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the offer should be addressed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from us or the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,
                                           SALOMON SMITH BARNEY INC.

    NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF STC, PARENT, PURCHASER, THE DEALER MANAGER, CONVERGENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       2